[DESCRIPTION]  MATERIAL CONTRACT

EX-10.27c      Copy of Letter of Intent between
               Registrant, WellCare of New York, Inc.
               and Primergy, Inc. dated January 7, 1997

WellCare-Primergy Letter of Intent
Page 1
January 7, 1997

                    LETTER OF INTENT

Subject to receipt of the requisite corporate, contractual and regulatory approvals, the undersigned agree to:

   1. Extend the term of the contract between WellCare of New York and Valley Medical Services, P.C. (Orange/Sullivan, Dutchess and Columbia/Greene Alliances) to ten years from the date of January 1, 1997 and provide for an annual increase in capitation of 3% for the first five years of the term with a single negotiation for the second five years. Annual increase of 3% is "collared" by the CPI according to the example in attachment "1" which attachment is hereby incorporate by reference.
   2. Extend the term of the contract between WellCare of New York and Hudson Valley Family Health, P.C. (Ulster Alliance) to ten years from the date of January 1, 1997 and provide for an annual increase in capitation of 3% for the first five years of the term with a single negotiation for the second five years. Annual increase of 3% is "collared" by the CPI according to the example in attachment "1".
   3. Allow for sharing the hospital in-patient "utilization surplus pool" 50/50 between WellCare of New York and the Columbia/Greene, Dutchess and Ulster Alliances according to the formula outlined on attachment "2" which attachment is hereby incorporated by reference.
   4. Eliminate paragraph 2, page 3 of the Letter of Understanding between WellCare of New York and the Alliances dated September 23, 1996, attachment "3" which attachment is hereby incorporated by reference. It is replaced with "WellCare will not be at a price disadvantage to a new payor as long as WellCare supplies majority membership to the Alliances."
   5. Confirm that Primergy's option, subsequent to receiving notification from FPA that it will merge with Primergy, will be exercised to have WellCare convert the existing debt of $5.1 million plus accrued interest to an equity position (class c shares) in Primergy of exactly 43% of total shares (classes A, B and C shares) issued at the time FPA Medical Management merges with Primergy. Primergy's option is being exercised in accordance with the last paragraph, page three of the Letter of Understanding dated September 23, 1996 signed by Robert Morey and Richard B. Weininger, MD, WellCare will thus share pro rata, with all other Primergy shareholders, in the FPA equity and options received by Primergy at the time of merger between FPA and Primergy.
   At the time of merger, WellCare will thus receive 43% of all considerations (cash, FPA stock and FPA options) paid by FPA to acquire Primergy stock. It is our current understanding with FPA that they will pay Primergy shareholders a consideration equal to six times EBITDA (6xEBITDA) plus 35% of six times EBITDA for EBITDA greater than $2 million plus 60,000 FPA options at a strike price which is the trading price on the day of conversion. Those options are valid for three years, to be vested one-third each year.
   6. It is the intent of the parties to transfer the claims processing to Primergy, the timing and the payment of which will be negotiated.
   7. Confirm that the above items, recent amendments to the WellCare-Alliance contracts, and the contracts themselves will survive intact the transfer of ownership or control of WellCare of

WellCare Management Group, Inc.
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January 7, 1997

New York to any other party, or the transfer of ownership or control of Primergy to FPA or any other party, or the transfer of Valley
Medical Services, P.C. to an IPA and Hudson Valley Family Health,
P.C. to an IPA, so long as ownership control of Primergy remains with the current shareholders until the equity conversion occurs.
   8. These terms and amendments shall terminate 24 months after the cash infusion date from FPA unless FPA shall have merged with Primergy prior thereto. If such transaction is not consummated, this Letter of Intent shall become null and void and the terms of the September 23, 1996 Letter of Understanding (Morey-Weininger) will prevail.
   9. Confirm that if FPA, after its initial cash infusion, notifies Primergy that it will not merge Primergy into FPA, Primergy and WellCare will negotiate in good faith to amend or reaffirm the above items. If negotiations fail to produce a satisfactory agreement within ninety days of FPA's notification of failure to merge, the terms of the September 23, 1996 letter of understanding (Morey-Weininger) will prevail.
   10. Confirm the performance criteria for contract renewal as noted in attachment 4 which is hereby incorporated by reference.
   11.    The contract between WellCare of New York, Inc. and
Valley Medical Services, P.C. will be redrafted to incorporate the terms of: this Letter of Intent, as applicable; the Letter of Understanding of September 23, 1996, (attachment 3), as applicable;
as well as all applicable Insurance Department and Department of Health requirements. Said redraft will be written within the next ninety (90) days.
   12.    The contract between WellCare of New York, Inc. and
Hudson Valley Family Health, P.C. will be redrafted to incorporate the terms of: this Letter of Intent, as applicable; the Letter of Understanding of September 23, 1996, (attachment 3), as applicable;
as well as all applicable Insurance Department and Department of Health requirements. Said redraft will be written within the next ninety (90) days.
   13. The WellCare Management Group agrees to forbearance of principal payment of a promissory note between Primergy and WellCare of $2,099,083. This forbearance will remain in effect until FPA
Medical Management merges with Primergy, at which time the note will be repaid by FPA as part of the merger agreement or over a three (3) year amortization schedule with payments beginning immediately should the FPA cash infusion be revoked, terminated or decreased bellow $4 million dollars or if Primergy is deemed to be in material breach of its' contractual obligations after appropriate notifications and opportunities for remedy to The WellCare
Management Group, Inc., WellCare of New York, or any other WellCare entity. Commencing with the closing date of infusion of cash from FPA, Primergy will commence monthly interest payments at prime plus
2%. Should the merger not occur, Primergy agrees to repay said note at prime plus 2% over a three year amortization schedule from the time Primergy receives notification that the merger will not occur but in no event later than 24 months.
   14. Also, all other conditions of these amendments will revert to the current contractual terms (as of the September 23, 1996 letter of agreement) should FPA's cash infusion be revoked, terminated or decreased below a $4 million line of credit or if Primergy is deemed to be in material breach of its' contractual obligations after appropriate notifications and opportunities for remedy to the WellCare Management Group, WellCare of New York, or any other WellCare entity or should FPA fail to conclude the equity conversion within twenty-four (24) months from the closing date of the $4 million line of credit.
   15. During the period between the cash infusion by FPA and the equity conversion closing date (approximately 1 to 2 years), The
WellCare Management Group, Inc. believes that it will be essential

WellCare Management Group, Inc.
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January 7, 1997

that a single person be responsible for all business issues and have the appropriate authority level to commit Primergy on a day to day operational basis. WellCare desires that Doug Present, COO be that person. Similarly, WellCare suggests that Joseph R. Papa, COO be responsible for all business issues relative to The WellCare Management Group, Inc. A good faith effort will be made to have both Mr. Present and Mr. Papa have such responsibility consistent with their respective corporate structures.
   16. Agree that any changes to this document must be by mutual written agreement of the parties hereto.

/s/ Robert W. Morey           /s/ Richard B. Weininger, M.D.
Robert W. Morey                    Richard B. Weininger, M.D.
Chairman & CEO                President
The WellCare Management Group, Inc.     Primergy, Inc.
Date 1/21/97                  Date 1/21/97

/s/ Joseph R. Papa
President & COO
WellCare of New York, Inc.

Date 1/21/97

WellCare Management Group, Inc.
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January 7, 1997

                      Attachment 1

CPI "Collar"

   "Collared" means that annual increases would be 3% so long as the appropriate CPI's ranged between 0% and 6%. Should the CPI be negative or above 6%, the 3% annual increase would be adjusted accordingly. For example, a 7% CPI increase would yield a 4% contractual adjustment and likewise, a CPI of -1% (minus one percent) would yield an annual contractual increase of 2%. Under no circumstances would the annual contractual increase be more than 6% or less than 0%.

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WellCare Management Group, Inc.
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January 7, 1997

                      Attachment 2

  Calculation of the shared hospital utilization pool.

   The Alliance will receive a portion of the surplus generated from decreased hospital utilization as in the following example
(assume 30,000 Alliance members);

     1. If average bed-days/1000 members/year at inception = 290;
     2. If average weighted cost per bed-day (re-calculated annually) at inception = $1000;
     3. If the Alliance is able to reduce bed-days/1000/year to 250 after the first quarter;
     4. Then the Alliance will receive the following from WCNY:
               $150,000.00
     5. Rationale:
        A. Hospital cost will be reduced by $300,000 per quarter
        B. Alliance shares surplus (cost reduction) 50/50 with WCNY

           [290-250 d/s x $1000 X 30 X 50%]


                    4 Quarters

     6. The Alliance shares in the surplus each quarter it maintains utilization below the number of bed-days/1000 at inception (e.g., below 290 in this example)

The potential surplus will be calculated and paid within 30 days after the end of each quarter.

The above calculation of hospital surplus sharing shall apply to commercial members in the Ulster, Dutchess and Columbia/Greene
Alliances beginning the first day of the month after the FPA cash infusion.

The formula for sharing of the hospital surplus pool for commercial members in the Orange/Sullivan Alliance shall remain as noted in the September 23, 1996 letter.

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WellCare Management Group, Inc.
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January 7, 1997

                      Attachment 3
       (Attach copy of September 23, 1996 letter)

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WellCare Management Group, Inc.
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January 7, 1997

                      Attachment 4

WellCare of New York, Inc. will agree to extend the contract terms herein referenced for up to a total of ten (10) years provided that following the initial three (3) year term, annual renewals shall be conditional upon the following terms: the Alliances being in material compliance with all aspects of their contract; the Alliances demonstrating financial viability, according to mutually agreed upon criteria which at a minimum shall be in accordance with generally accepted accounting principles; the management of the Alliances meeting certain mutually agreed upon performance criteria. Any disputes on this issue shall be governed by the Arbitration provisions in the WellCare of New York, Inc. Alliance, IPA contracts referred to in paragraph 1 of the attached Letter of Intent to which this Attachment 4 is incorporated by reference. Said conditions shall include but not be limited to:

1.   Compliance with IPA contract provisions as defined in contract

2. Current on all medical claims with contracted providers, according to contractual time limits

3. Satisfactorily resolve Alliance based medical claims to providers in place at the closing date of the capital infusion

4. Quarterly financials of IPAs will be provided to WCNY, and will include cash flow analyses

5. Current on obligations to WCNY or WCMG which are in place at time of contract signing

6. Meet requirements for network adequacy, quality and regulatory status as defined in contracts and in compliance with federal and state law

7.   Utilization of 240 bed-days/1000 enrollees per year
(commercial) by the end of year two, 210 bed days/1000 enrollees per year by the end of year three in each Alliance area for which we have incentive arrangements. Other programs to be negotiated

8.   Assist WCNY in reporting requirements per mutual agreement

9. Assist WCNY to provide data for NCQA or similar certification per mutual agreement

10. Contract with WCNY participating providers to minimize leakage from FFS or carve out contracts

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WellCare Management Group, Inc.
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January 7, 1997

11. Refrain from entering into any arrangements which are discriminatory or adversely affect policies or procedures

12. Appropriate financial statements and documentation which will provide WellCare with a demonstration of financial viability according to mutually agreed upon criteria which at a minimum shall be in accordance with generally accepted accounting principles.